Exhibit 10.34

CONFIDENTIAL TREATMENT REQUESTED

Redacted portions are indicated by [*****]

Redacted portions filed separately with the SEC pursuant to a confidential treatment request

Draft: 7 December 2007 (6pm Irish)

LICENSE AND DEVELOPMENT AGREEMENT

This Agreement is made the 10th day of December 2007, effective as of May 1, 2007

BETWEEN:	INTELGENX CORP , a corporation having a place of business at 6425 Abrams, Ville St-Laurent, Quebec, H4S 1X9
(hereinafter "INTELGENX");

AND:	AZUR PHARMA INTERNATIONAL II LTD, a Bermudacompany with offices located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda
(hereinafter "AZUR")

WHEREAS INTELGENX possesses specialized know-how and expertise in the development and manufacturing of tablets for pharmaceutical and nutritional supplement applications involving its proprietary tabletting technology (such technology hereinafter being referred to as the "INTELGENX Technology");

WHEREAS AZUR possesses expertise in the development, marketing, and distribution of prenatal vitamin supplement products;

WHEREAS AZUR wishes INTELGENX to provide certain services aimed at developing an oral controlled-release formulation containing a combination of prenatal vitamins and minerals (as defined hereinafter) and INTELGENX is interested in carrying out such services;

WHEREAS AZUR has prior to the execution of this Agreement paid to INTELGENX the sum of US$[*****] in consideration of work carried out on the Project (as defined below) prior to such date of execution, as the parties hereby acknowledge;

NOW THEREFORE, in consideration of the premises and mutual covenants and conditions set forth herein, the Parties agree as follows:

Article 1.	Definitions

When used in this Agreement, each of the following terms shall have the meanings set out in this Article 1.

1.01	"Active Ingredient", or "Active Ingredients" means one or all of the active ingredients as further specified in Schedule "A", meeting the specifications of the United States Pharmacopoeia or of other mutually agreed references or standards.

1.02	"Affiliate" means, with respect to any Person that is an entity, any other Person which directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. The term "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting stock or other securities, as manager, trustee or similar capacity, by contract or otherwise.

1.03	"Agreement" means this Agreement, together with all schedules hereto, which shall form an integral part hereof.

1.04	"Background Intellectual Property" means, with respect to a given Party, such Intellectual Property Rights that are owned or developed by such Party or by any of its Affiliates either prior to, or independent of, this Agreement.

1.05	"Confidential Information" means all information disclosed (whether in writing, orally or by another means and whether directly or indirectly) by any Party whether before or after the date of this Agreement that is either designated as confidential or by its nature, should reasonably be considered as confidential, including without limitation, information relating to any Party’s (or any of its Affiliates’, customers’, clients’, agents’ or employees’) operations, processes, plans or intentions, product information, know-how, design rights, trade secrets, market opportunities, business development programs and business affairs but does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by the recipient party, (ii) was within the recipient party’s possession on a non-confidential basis prior to its being provided to the recipient party by or on behalf of the disclosing party, as evidenced by written records antedating the disclosure by the disclosing party to the recipient party, (iii) is or becomes available to the recipient party on a non-confidential basis from a source other than the disclosing party, which source, to the knowledge of the recipient party, is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation, or (iv) is independently developed by the recipient party without the use of the disclosing party’s information.

1.06	"Development Plan" means the development plan attached hereto as Schedule "B", which sets forth the Development Work, the Specifications as well as the milestones for the Project, as amended from time to time in writing between the Parties.

1.07	"Development Work" means the services that have been or will be carried out under this Agreement by INTELGENX as set forth in the Development Plan.

1.08	"Effective Date" means May 1, 2007.

1.09	"Foreground Intellectual Property" means any Intellectual Property Rights developed jointly or by either Party as a result of the performance of its responsibilities under this Agreement, and for the avoidance of doubt includes such rights developed on or after the Effective Date but prior to the date of execution of this Agreement.

1.10	"Intellectual Property Right" means any right in or to a United States, Canadian or foreign patent, patent application, utility model, inventor’s certificate, invention (whether or not patentable), improvement, trade secret, know-how, proprietary information, technology, copyright, trade-mark, trade-name, service mark, industrial design or other intellectual property right of any kind, whether registered or not.

1.11	“License” means together the licenses granted by INTELGENX to AZUR pursuant to Sections 8.01, 8.02 and 8.03.

1.12	“LOI” means the Letter of Intent entered into between Intelgenx Corp., Azur Pharma Ltd., and Keata Pharma Inc. dated April 20th , 2007.

1.13	“Net Sales” shall, subject to the provisions of the second paragraph of Section 5.04, mean in the case of Product sold by AZUR, or by a permitted sub-licensee, the aggregate gross in-market sales proceeds billed for the Product by AZUR, or by a permitted sub-licensee, as the case may be, in accordance with generally accepted accounting principles, less the following:

	1.13.1	trade, cash or quantity discounts, allowances, adjustments and rejections;

	1.13.2	rebates, recalls (other than where the Product is replaced without charge) and returns;

	1.13.3	price reductions or rebates imposed by governmental or regulatory authorities;

	1.13.4	sales, excise, turnover, inventory, value-added and similar taxes assessed on the royalty-bearing sale of such Product, but not including any income tax paid by or assessed against AZUR or a permitted sub-licensee;

	1.13.5	transportation, importation, shipping, insurance and other handling expenses directly chargeable to the royalty-bearing sale of the Product, but only to the extent that such expenses are separately delineated in the applicable invoices;

	1.13.6	chargebacks granted to drug wholesalers or their customers in cases where there are not direct shipments to such customers by AZUR or its permitted sublicense; and

	1.13.7	the portion of any management fees paid during the relevant time period to group purchasing organisations relating specifically to the royalty bearing sale of the Product contracted with such organisations

Any discretionary rebates, discounts or adjustments shall be commercially reasonable and consistent with standard industry practices.

1.14		"Party" or "Parties" means INTELGENX or AZUR, or INTELGENX and AZUR, as the context requires.

1.15		“Permitted Products” means vitamins and mineral nutritional supplements in mono-layer tablets.

1.16		"Person" means an individual, corporation, partnership, joint venture, trust, unincorporated organization, government or any agency or instrumentality thereof or any other entity recognized by law.

1.17		"Product" means the controlled-release tablets to be developed by INTELGENX hereunder in accordance with the Specifications, containing the Active Ingredients.

1.18		"Project" has the meaning ascribed thereto in Section 2.01 hereof.

1.19		"Specifications" means the written specifications mutually agreed upon between the Parties for the Product and set forth in the Development Plan, as amended from time to time in writing between the Parties.

1.20		"Term" has the meaning ascribed thereto in Section 11.01 hereof.

1.21		“Territory” means the United States of America.

Article 2.		Project

2.01		The project forming the object of this Agreement consists in INTELGENX carrying out the Development Work in order to develop the Product (the "Project"). INTELGENX will perform the Development Work with all due skill and care, in accordance so far as practicable with the time lines set out in the Development Plan and in accordance with current Good Manufacturing Practices under the United States Federal Food, Drug and Cosmetics Act (as amended) and any other applicable laws or regulations. INTELGENX shall ensure that all Development Work meets the best standards in the industry.

2.02		AZUR hereby recognizes and acknowledges that INTELGENX shall be entitled to subcontract, in whole or in part, any of its obligations hereunder, with the prior written consent of AZUR, which shall not be unreasonably withheld; provided that INTELGENX shall remain primarily liable hereunder for any such subcontractor in accordance with the provisions of Article 7. Any such subcontractor shall agree in writing, for the benefit of AZUR, to be bound by the terms and conditions of this Agreement including, without limitation, Section 2.01.

2.03	AZUR and INTELGENX shall work together, through a team consisting of one or more appropriate members of senior management of each party together with such other employees as each party reasonably considers appropriate, on technical issues related to the Development Plan and the Product.

Article 3.	Reporting

3.01	INTELGENX will provide AZUR with INTELGENX' final report containing the results of its portion of the Development Work (the "Final Report") within two (2) weeks after completion of the Project. The Final Report shall contain a detailed summary of all technical data generated during the Development Work. Should, at any time during the Term, INTELGENX have reason to believe that it will be unable to deliver the Final Report within the aforementioned period for reasons outside of its control, it will immediately notify AZUR in writing of this fact, and will have an additional period of two (2) weeks to deliver the Final Report.

Article 4.	Supply of Active Ingredients

4.01	INTELGENX shall acquire from a supplier agreed to in advance by AZUR, and upon terms agreed to in advance by AZUR, the necessary quantities of Active Ingredients in order for INTELGENX to carry out its portion of the Development Work and AZUR shall bear all reasonable third party actual costs associated therewith as invoiced and documented, including all shipping, handling and insurance costs.

Article 5.	Fees

5.01	Fees. In consideration for the Development Work carried out by INTELGENX hereunder, AZUR shall pay INTELGENX the fees set forth in Schedule "C" hereto, in U.S. Dollars. The Development Work to be carried out by INTELGENX hereunder shall be invoiced to AZUR on the basis of the activities which have been performed for each milestone set forth in the Development Plan. Each invoice shall contain a statement certifying that the activities being invoiced have in fact been performed during the reporting period covered by the invoice. For the avoidance of doubt, INTELGENX may not invoice AZUR in excess of the estimated prices set forth in Schedule C (as such prices may be amended by agreement of the parties).

5.02	Credit for Prepayment. It is hereby acknowledged that AZUR has paid to INTELGENX (a) $[*****] ([*****] dollars) prior to the date of this Agreement, and (b) $[*****] ([*****] dollars) upon execution of this Agreement. Such payments shall be credited against the fees and any other payments due from AZUR to INTELGENX until exhausted.

5.03	INTELGENX will carry out the Project on a fixed price basis as set forth in Schedule "C". Notwithstanding the foregoing, the Parties agree that the development costs provided in the cost estimate attached hereto as Schedule "C" represent INTELGENX’ best estimate based on projected completion times for INTELGENX portion of the Development Work and price quotes for outsourced activities provided by subcontractors which may be subject to change. If, however, INTELGENX determines that the actual hours necessary to complete a given milestone or the Project as a whole will exceed the projected hours by more than 10%, INTELGENX shall notify AZUR in writing of same and AZUR shall have a period of ten (10) days to notify INTELGENX in writing whether it wishes to proceed or not with the Project on the basis of INTELGENX’ estimated increase of fees, it being understood, for greater certainty, that the Project will terminate should AZUR reject the increased estimate as specified above.

5.04	Royalty. In consideration of the grant of the License, AZUR shall pay to INTELGENX a royalty of [*****]% ([*****] percent.) of Net Sales of the Product by AZUR, except where the patent does not grant within 3 years of the date of this Agreement or is denied in that period, in such unlikely circumstances the rate shall be [*****]% ([*****] percent) of Net Sales of the Product as a know how license.

Where the product is marketed and distributed as a combination product with a DHA oil capsule the royalty will be calculated based on the ratio of the sales price of the product as single capsule to the sales price of the combination product and DHA oil capsule.

Royalties shall be payable quarterly within 45 days of the end of the calendar quarter in which they were earned.

5.05	Interest. Interest shall be payable on overdue amounts at the rate of 8% per annum. Interest shall be computed on a daily basis from the due date and compounded monthly on the last day of each 30-day period following the date of invoice.

5.06	Sales Taxes. AZUR shall pay all applicable federal, provincial or local sales, goods and services, excise and any other applicable taxes to the extent that such taxes are applicable to the supply of goods and/or services by INTELGENX to AZUR hereunder, for the avoidance of doubt excluding any taxes relating to INTELGENX's or any of its subcontractors' income.

5.07	Other Taxes. If AZUR is required by law to pay or withhold any income or other taxes on behalf of INTELGENX with respect to any monies payable to INTELGENX under this Agreement:

	5.07.1	AZUR shall deduct them from the amount of such monies due;

	5.07.2	any such tax required to be paid or withheld shall be an expense of and borne solely by INTELGENX;

	5.07.3	AZUR shall promptly provide INTELGENX with a certificate or other documentary evidence to enable INTELGENX to support a claim for a refund or a foreign tax credit.

5.08	Double Tax Co-operation. INTELGENX and AZUR agree to co-operate in all respects necessary to take advantage of any double taxation agreements or similar agreements as may, from time to time, be available in order to enable AZUR to make such payments to INTELGENX without any deduction or withholding.

5.09	Currency. All payments required hereunder shall be made in US Dollars by wire transfer to such account as the receiving party may from time to time specify.

5.10	No Other Payments. For the avoidance of doubt, the Parties agree that except as expressly set out herein, AZUR shall not be liable for any payment to INTELGENX whatsoever, including any additional license fee or milestone payment in respect of the exploitation of the INTELGENX Technology under this Agreement.

5.11	Audit. INTELGENX shall have the right, at its own expense, for any period during which the Product is sold by AZUR hereunder and for one (1) year thereafter, to have an independent public accountant, reasonably acceptable to AZUR, audit AZUR’s financial books and records of account pertaining to Net Sales. All such audits shall be conducted not more than once per year, during normal business hours, and upon reasonable prior notice. Notwithstanding the foregoing, in no event shall INTELGENX have the right to audit any period previously audited or to audit any period ending more than two years prior to the date such audit is commenced. Any amounts determined pursuant to any such audit to have been overpaid or underpaid by AZUR shall promptly be refunded to AZUR or paid to INTELGENX, as applicable. In the event that any such audit reveals an underpayment by AZUR of more than five percent (5%), AZUR shall reimburse INTELGENX for the expense of such audit. Notwithstanding the foregoing, in the event that AZUR disagrees with the conclusions of any such audit, the Parties shall submit such dispute to the exclusive jurisdiction of the State of New York in accordance with Section 15.04 and no payment shall be made pursuant to this Section 5.11 pending the outcome of such arbitration. As a condition to such audit, the independent public accountant selected shall execute a written agreement, reasonably satisfactory in form and substance to AZUR, to maintain in confidence all information obtained during the course of any such audit except for disclosure as necessary for the above purpose and all reasonable documents will be delivered to the auditor under these confidential terms. Additionally no auditor may be employed on a contingency basis.

Article 6.	Representations and Warranties

6.01	The Parties represent and warrant to the other that:

	6.01.1	this Agreement shall constitute a legal, valid and binding agreement enforceable against them in accordance with its terms, and each Party has full right, power and authority to enter into and perform its obligations under this Agreement; and

	6.01.2	the performance by each Party of any of their obligations hereunder shall not contravene or result in any material breach or default of any of the Parties under any applicable agreement.

6.02	INTELGENX represents and warrants to Azur that:

	6.02.1	it is the sole owner of the INTELGENX Technology;

	6.02.2	to the best of its knowledge and following reasonable due diligence (i) it has the right to use and exploit the INTELGENX Technology as contemplated hereby; (ii) there are no intellectual property rights of a third party that would be violated or infringed by INTELGENX or AZUR applying the Intellectual Property Rights in the INTELGENX Technology for the purpose of this Agreement or making, having made, importing, using, offering for sale or selling the Product; and (iii) INTELGENX has not been notified by a third party of any alleged infringement of third party intellectual property rights in connection with the exercise of the rights in the INTELGENX Technology;

	6.02.3	INTELGENX has provided AZUR with a comprehensive infringement search with respect to the INTELGENX Technology, in the United States and such other countries INTELGENX has reasonably determined that such search should be undertaken. INTELGENX covenants that it will provide an update of such searches, within thirty (30) days of the first anniversary date of this Agreement. AZUR shall bear one half of the vouched-for cost of such search, up to a maximum of US$[*****];

	6.02.4	to the best of its knowledge and following reasonable due diligence, the INTELGENX Technology is valid and enforceable in the Territory. No opposition is pending to the grant of any patent application therein;

	6.02.5	the Intellectual Property Rights licensed to AZUR under this Agreement together comprise all the Intellectual Property Rights which are (i) owned by, licensed to or controlled by INTELGENX and its Affiliates, (ii) related to proprietary tabletting technology and (iii) applicable to the making, using, or selling of the Products;

	6.02.6	without prejudice to the generality of Section 6.01.2, INTELGENX has no obligation to Novovax Inc. or any of its Affiliates (together "Novovax") with respect to the INTELGENX Technology or which does or may prevent INTELGENX or AZUR from freely exercising their respective rights under this Agreement or from performing their respective obligations.

6.03	Disclaimer. The representations and warranties given by the Parties in accordance with this Article 6 and in Section 2.01 are in lieu of all other representations and warranties, express or implied, including, but not limited to, the warranties of merchantability and fitness for a particular purpose. Without limiting the generality of the foregoing, each Party expressly disclaims any responsibility for any future predictive value in reports, especially as such may relate to the outcome or the advisability of a development program for the Product. AZUR acknowledges that there can be no guarantee that the Product will, within a certain time period, be successfully developed with regard to fitness for a particular use, feasibility of manufacturing, marketability and all technical, legal and commercial aspects connected thereto.

Article 7.	Indemnification

7.01	Each Party (the "Indemnifying Party") shall indemnify and hold harmless the other Party, its Affiliates, the directors, officers and employees or each of them (acting in such capacity) and any other Persons acting on their behalf (the "Indemnified Parties") from, against and in respect of any third party claim, action, demand, loss, damage or liability, any amount paid further to any judgment, appeal or out-of-court settlement (together with interest and penalties) or any amount payable on account of legal fees or disbursements or reasonable attorneys’ or experts’ fees and disbursements and reasonable costs of investigation (collectively, "Losses"), arising from any breach by the Indemnifying Party of its representations and warranties, any failure by the Indemnifying Party to perform or comply with any covenant or other obligation stipulated under or arising out of this Agreement, or any failure by the Indemnifying Party to perform or comply with any obligation under any applicable legislation.

7.02	INTELGENX shall indemnify AZUR, its Affiliates, the directors, officers and employees or each of them (acting in such capacity) and any other Persons acting on its behalf, from and against any claim by or liability to Novovax pursuant to any prior or existing agreement or arrangement between INTELGENX and Novovax.

7.03	AZUR shall indemnify and hold harmless INTELGENX and its directors, officers and employees and any other Persons acting on its behalf, from and against any Losses (including any claims for personal injury, property damage or death) arising from (i) use of the Product by AZUR; (ii) any clinical trials conducted in relation to the Product; and (iii) INTELGENX’ use of the Active Ingredients in accordance with the terms of this Agreement and the Development Plan, except to the extent that such Losses arise from INTELGENX' or its subcontractors' breach of any covenant, representation or warranty hereunder, or INTELGENX' gross negligence or wilful misconduct.

7.04	No Indirect, Punitive or Exemplary Damages. Without prejudice to the obligation of either Party to indemnify the other in respect of claims by or liability to a third party, neither Party shall be liable for incidental, consequential, punitive or exemplary damages with respect to, arising out of, or in connection with, this Agreement even if apprised of the likelihood of such damages occurring.

Article 8.	Ownership And License Of Intellectual Property

8.01	Should INTELGENX and AZUR jointly develop any Foreground Intellectual Property, such Foreground Intellectual Property shall be jointly owned between INTELGENX and AZUR, provided that:

	8.01.1	INTELGENX shall grant, and hereby does grant, AZUR an exclusive, irrevocable, license in the Territory, to such jointly developed Foreground Intellectual Property (including the right to grant sublicenses) to make and have made (subject to Article 9), import, market, distribute, use, offer for sale and sell the Product, except that such license shall not be deemed to permit AZUR to develop technology with a third party using the Foreground Intellectual Property except as contemplated by this Agreement; and

	8.01.2	INTELGENX shall be entitled to enter into arrangements with third parties (including, for greater certainty, the right to grant licenses to such third parties) in order to use the Foreground Intellectual Property (for the avoidance of doubt, including the INTELGENX FIP (defined below)), if applicable, with compounds other than the Active Ingredients and/or modify, adapt or improve the Foreground Intellectual Property, if applicable, for use with compounds other than the Active Ingredients, for the eventual manufacturing, marketing, distribution, offering for sale and selling of product other than the Product (and containing a different Active Ingredient) by INTELGENX and/or such third parties. For the avoidance of doubt, the Foreground Intellectual Property (including the INTELGENX FIP) may not be used for the manufacture, marketing, distribution, offering for sale or sale of Product or other product containing the same Active Ingredient, except with AZUR as contemplated hereby.

8.02	Should INTELGENX be solely responsible for developing any Foreground Intellectual Property ("INTELGENX FIP"), INTELGENX shall be the sole and exclusive owner of any such Foreground Intellectual Property, provided that INTELGENX shall grant, and hereby does grant, AZUR an irrevocable, exclusive license in the Territory (including the right to grant sublicenses) to the INTELGENX FIP in order for AZUR to make and have made (subject to Article 9), import, market, distribute, use, offer for sale and sell the Permitted Product.

8.03	To the extent the manufacturing, marketing, distribution, offering for sale and sale of the Product require the use or exploitation of certain portions of INTELGENX' Background Intellectual Property (the "INTELGENX Non-Severable Background Intellectual Property"), INTELGENX shall grant, and hereby grants, AZUR a limited, royalty-free, non-exclusive right to use such INTELGENX Non-Severable Background Intellectual Property, and to sublicense such use, solely for the purposes of distributing, offering for sale and selling the Product or having the Product distributed, offered for sale and sold for AZUR by a third party. Except for the foregoing, nothing contained herein shall provide any Party with any right to any Background Intellectual Property of any other Party.

8.04	Any rights granted to either INTELGENX or AZUR under this Article 8 shall terminate upon written notice from the other Party if that first-named Party takes or is required by any Person with proper authority to take, any of the following actions: (i) an assignment, composition or similar act for the benefit of creditors; (ii) an attachment or receiving of assets; (iii) the filing of a petition for bankruptcy, insolvency or relief of debtors or the institution of any proceedings relating to bankruptcy, insolvency or relief of debtors; (iv) committing or threatening to commit any act of bankruptcy; or (v) a winding-up, liquidation or dissolution of the business pursuant to an order of a court of competent jurisdiction.

Article 9.	Manufacturing Rights

9.01	Simultaneously with this Agreement, AZUR has entered into a supply agreement (the “Supply Agreement”) with Keata Pharma Inc. (“Keata”), as INTELGENX hereby acknowledges.

9.02	INTELGENX shall be responsible for making appropriate transfer of such of its technology to Keata as is reasonable or necessary to enable Keata to manufacture the Product for AZUR, including but not limited to the provision of appropriate documentation and visits by its employees or consultants (or receipt in its premises of those of Keata) to assist Keata with the working up and implementation of its manufacturing processes. For the avoidance of doubt, INTELGENX shall have no liability for Keata’s failure to supply Product conforming to applicable specifications, other than by reason of breach of this Article 9.

9.03	For the avoidance of doubt, to the extent that Keata is not the sole supplier of the Product pursuant to the Supply Agreement (for example in the event of failure to supply), AZUR shall be entitled to make and have made the PRODUCT. For this purpose, INTELGENX shall upon request and at its own cost:

	9.03.1	provide AZUR with any information necessary to give effect to AZUR’s right to make and have made the Product and INTELGENX shall provide to AZUR the documentation constituting the required material support, more particularly practical performance advice, shop practice, specifications as to materials to be used and control methods; and

	9.03.2	assist AZUR with the working up and use of the technology and with the training of AZUR’s or its designee’s personnel to the extent which may reasonably be necessary in relation to the manufacture of the Product by AZUR or its designee. In this regard, INTELGENX will receive Azur’s or its designee’s scientific staff in its premises for certain periods, the term of which will be agreed by the Parties.

Article 10.	Confidentiality

10.01	During this Agreement and after termination or expiration of this Agreement for any reason, the receiving party:

	10.01.1	may not use Confidential Information for any purpose other than for the performance of its obligations or the exercise of its rights under this Agreement;

	10.01.2	may not disclose Confidential Information to any third party; and

	10.01.3	shall use reasonable commercial efforts to prevent the unauthorized use or disclosure of Confidential Information.

10.02	Each Party shall cause each of their respective employees, consultants, agents and representatives who shall have access to Confidential Information to sign a written agreement setting forth confidentiality obligations of each such employee, consultant, agent and representative.

10.03	Upon termination or expiration of this Agreement, each party shall promptly, upon request of the other party, return all documents and any copies thereof containing Confidential Information belonging to, or disclosed by, such other party, save that it may retain one copy of the same solely for the purposes of ensuring compliance with this Article 10.

10.04	Any breach of this Article 10 by a person informed by one of the Parties shall be considered a breach by that Party itself.

10.05	The Parties agree that the obligations of this Article 10 are necessary and reasonable in order to protect the Parties’ respective businesses. The Parties further agree that monetary damages may be inadequate to compensate a Party for any breach by the other Party of its covenants and agreements with respect to confidentiality, and that each Party shall be entitled to seek injunctive or other equitable relief against the threatened or continued breach of those provisions, in addition to with any other remedy which may be available.

Article 11.	Term

11.01	This Agreement shall be deemed to have commenced on the Effective Date and shall continue until the fifteenth (15th ) anniversary of the date of this Agreement, or if later upon the expiry of the last patent within the Foreground Intellectual Property and/or the INTELGENX Non-Severable Background Intellectual Property, unless terminated in accordance with the provisions of Sections 11.02 or 11.03 below.

11.02	This Agreement may be terminated by either Party:

	11.02.1	if the other fails to perform any of its obligations under this Agreement and such failure is not remedied within thirty (30) days from written notice thereof having been given to such defaulting Party;

	11.02.2	upon written notice if such other Party takes or is required by any Person with proper authority to take, any of the following actions: (i) an assignment, composition or similar act for the benefit of creditors; (ii) an attachment or receiving of assets; (iii) the filing of a petition for bankruptcy, insolvency or relief of debtors or the institution of any proceedings relating to bankruptcy, insolvency or relief of debtors; (iv) committing or threatening to commit any act of bankruptcy; or (v) a winding-up, liquidation or dissolution of the business pursuant to an order of a court of competent jurisdiction.

11.03	This Agreement may be terminated by mutual consent of both Parties.

11.04	Termination of this Agreement shall not relieve AZUR of its obligations to pay INTELGENX any fees or costs due as of the effective date of termination.

11.05	Upon expiry of this Agreement or upon its termination other than by reason of the breach of insolvency of AZUR, the licenses granted by INTELGENX to AZUR hereunder shall be converted into non-exclusive, perpetual, fully paid-up, royalty free licenses in the Territory until the later of the 15th anniversary of this Agreement of the expiry of the last patent within the Foreground Intellectual Property.

11.06	The provisions of Article 7 (indemnification), Article 8 (intellectual property, except as stated in Section 8.04) and ), Article 12 (publications), Article 15 (miscellaneous provisions) and Sections 11.04 and 11.06 shall survive notwithstanding termination or expiry of this Agreement without limit in time. The provisions of Article 10 (confidentiality) shall survive for a period of 7 (seven) years following termination or expiry. The provisions of Section 11.05 (audit right) shall continue in force following termination or expiry as it relates to periods prior to termination or expiry in accordance with its terms.

Article 12.	Publications

12.01	Neither Party will be entitled to publish articles or make presentations relating to the Project, without the prior written consent of the other Party, which consent shall not be unreasonably withheld; provided that AZUR shall have the right to market the Product as it deems appropriate.

Article 13.	Notices

13.01	Any notice to be made by a Party to any other Party shall be sufficiently made if sent by prepaid first class mail or facsimile or delivered by hand to the Party to be served at the address and to the persons appearing below or such other address or Person as may be notified in writing by one Party to the other:

If to INTELGENX:
INTELGENX CORP.
Attention: Chief Executive Officer
6425 Abrams
Ville St-Laurent, Quebec, H4S 1X9
Facsimile: (514) 331-0436

If to AZUR:
AZUR PHARMA INTERNATIONAL II LTD
Attention: Secretary
Clarendon House
2 Church Street
Hamilton HM11 Bermuda
Facsimile: (441) 295-2408

Except in the case of delivery by hand, or evidence to the contrary, the notice shall be deemed to have been made on the day on which such communication ought to have been delivered in due course of postal or facsimiled communication.

Article 14.	Publicity

14.01	Subject to Section 14.02, neither Party shall make any public announcement or issue any press release concerning this Agreement and/or the transactions contemplated hereby, or use the name, trade-marks or any other Intellectual Property Right of the other in any advertising, promotional materials or for any other reason, without the other Party's prior written consent, which consent may be withheld at such Party’s sole discretion.

14.02	A Party (the “Disclosing Party”) will be entitled to make an announcement or public statement concerning the existence, subject matter or any term of this Agreement, or to disclose Confidential Information that the Disclosing Party is required to make or disclose pursuant to (a) a valid order of a court or Governmental Authority or (b) any other requirement of law or any securities or stock exchange; provided that if the Disclosing Party becomes legally required to make such announcement, public statement or disclosure hereunder, the Disclosing Party shall give the other Party prompt notice of such fact to enable the other Party to seek a protective order or other appropriate remedy concerning any such announcement, public statement or disclosure, including confidential treatment and/or appropriate redactions. The Disclosing Party shall fully co-operate with the other Party in connection with that other Party’s efforts to obtain any such order or other remedy. If any such order or other remedy does not fully preclude announcement, public statement or disclosure, the Disclosing Party shall make such announcement, public statement or disclosure only to the extent that the same is legally required.

Article 15.	Miscellaneous Provisions

15.01	Force Majeure. A Party shall not be in default with respect to the terms of this Agreement because said Party delays performance or fails to perform such terms provided such period or failure is the result of causes beyond the reasonable control of such Party. Causes reasonably beyond the control of a Party are limited to revolutions, civil disobedience, fires, acts of God, war, or public enemies, blockades, embargoes, strikes, labour disputes other than disputes induced by said party, delays in transit or deliveries, or impossibility to secure the necessary permits, permissions, raw materials, or equipment, in each case having the effect of preventing or prohibiting a Party from performing its obligations hereunder. "Force Majeure" shall not include failure caused by a party's financial condition, negligence, increased costs, or other similar circumstances.

15.02	Assignment. Neither Party may assign this Agreement or any of its resulting rights or obligations, except as provided hereunder or with the prior written consent of the other Party, which shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, each Party shall be permitted to assign or otherwise transfer its rights and obligations under this Agreement to its Affiliates, without being required to obtain the other party’s prior written consent, which shall not be unreasonably withheld or delayed. Either Party may assign its rights hereunder pursuant to a merger, consolidation or sale of all or substantially all its assets.

15.03	Parties Bound. This Agreement shall be binding upon and run for the benefit of the parties, their successors and permitted assigns.

15.04	Choice of Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. With regard to any dispute which in any way relates to this Agreement, the Parties irrevocably submit to the exclusive jurisdiction of the State and Federal Courts located in New York.

15.05	Titles. The titles of the Articles and Sections of this Agreement are for general information and reference only, and this Agreement shall not be construed by reference to the titles.

15.06	Amendment. This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by both Parties.

15.07	Entire Agreement. This Agreement, including any schedules attached hereto, together with the Non-Disclosure Agreement entered into between the Parties on March 30, 2007, constitute the entire agreement between the Parties relating to the subject matter hereof and cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements whether oral or written, between the Parties in respect thereof, including the LOI.

15.08	Invalidity. If any term, provision, or clause of this Agreement or any portion of such term, provision or clause is held invalid or unenforceable, the remainder of this Agreement will not be affected thereby and each remaining term, provision or clause or portion thereof will be valid and enforceable to the full extent permitted by law.

15.09	Waiver. A term or condition of this Agreement can be waived or modified only by written consent of all Parties hereto. No failure or delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

15.10	Independent Contractors. This is an agreement between separate legal entities and neither party is the agent or employee of the other for any purpose whatsoever. The Parties do not intend to create a partnership or joint venture between themselves. Neither Party shall have the right to bind the others to any agreement with a Person or to incur any obligation or liability on behalf of the other Party.

15.11	Counterparts. This Agreement may be executed in separate counterparts and all these counterparts shall for all purposes constitute one and the same agreement, notwithstanding that all Parties are not signatories to the same counterpart.

15.12	Further Assurance. Each party shall do and execute, or arrange for the doing and executing of, each necessary act, document and thing reasonably within its power to implement this Agreement.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement by their respective officers thereunto duly authorized.

AZUR PHARMA INTERNATIONAL II INTELGENX CORP. LTD.

By: /s/ Kevin Insley	By: /s/ Horst G. Zerbe_________________
Name: Kevin Insley	Name: Horst G. Zerbe
Title: President	Title: Chief Executive Officer
Date: December 7, 2007	December 7, 2007

CONFIDENTIAL TREATMENT REQUESTED

Redacted portions are indicated by [*****]

Redacted portions filed separately with the SEC pursuant
to a confidential treatment request

Schedule “A”

Composition of Product

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CONFIDENTIAL TREATMENT REQUESTED

Redacted portions are indicated by [*****]

Redacted portions filed separately with the SEC pursuant
to a confidential treatment request

     Schedule “B” Development Plan Attached as Gantt Chart

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CONFIDENTIAL TREATMENT REQUESTED

Redacted portions are indicated by [*****]

Redacted portions filed separately with the SEC pursuant
to a confidential treatment request

Schedule “C”

Development Fees

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